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                                                                   EXHIBIT 10.65

                              ENGlobal CORPORATION
                              INCENTIVE BONUS PLAN
                                  JUNE 12, 2002

CALCULATION OF THE INCENTIVE BONUS POOL

Effective January 1, 2002, the incentive bonus pool shall be calculated quarterly after the review or audit of ENGlobal Corporation's ("ENGlobal") financial results by ENGlobal's corporate auditors is complete. The incentive bonus pool available for distribution shall be calculated in two parts: 1) 15% of ENGlobal's consolidated net profit before tax, less accrued dividends on preferred shares ("ENGlobal Profit") that exceeds 2% of Consolidated Total Revenue, added to, 2) 5% of ENGlobal Profit that exceeds 4% of Consolidated Total Revenue. Any cumulative losses in ENGlobal Profit in prior quarter(s) will be subtracted from ENGlobal Profit for the current quarter before performing the above calculation.

PARTICIPATION IN AND SHARE OF THE INCENTIVE BONUS POOL

Participation in the Incentive Bonus Plan ("the Plan") will be determined at the discretion of the CEO and COO of ENGlobal. The addition of, or removal of, participants to this Plan will require the joint consent of both the CEO and COO of ENGlobal. This Plan is primarily intended to reward key management or other major contributors to ENGlobal's profitability. This Plan is restricted to regular full time employees of ENGlobal or its subsidiaries. Participants in this Plan are listed on Attachment "A". Each participant's share of the incentive bonus pool will be determined by taking that participant's annual salary divided by the total annual salary of all participants in this Plan.

Incentive bonuses under this Plan will be paid only to those employees who are employed on a regular full time basis on the last day of each calendar quarter ended: March 31, June 30, September 30, December 31. Participation in this Plan replaces any and all prior bonus, commission or incentive agreements, written or verbal, the participants may have been a part of. Termination from employment with ENGlobal or its subsidiaries for any reason, either voluntary or involuntary, will immediately disqualify an individual from receiving currently payable incentive bonus amounts or any future payments under this Plan.

INCENTIVE BONUS POOL PAYMENTS

Bonus pool payments will be made through payroll checks within sixty (60) days of any quarter end, except for the fourth calendar quarter, which shall be paid within ninety (90) days due to additional audit requirements.

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ADMINISTRATION OF THE PLAN

The CEO and the COO of ENGlobal will have the full and final authority to make decisions regarding the amounts and timing of payments made under this Plan, and in addition, to resolve disputes which may arise related to this Plan. These decisions will be without recourse by affected employees. This Plan may be revised at any time without prior notice to or the consent of affected participants.

APPROVED:

/s/ Michael L. Burrow       6/24/02      /s/ William A. Coskey      6/24/02
------------------------- ----------     ------------------------- ----------
Michael L. Burrow, P.E.      Date        William A. Coskey, P.E.      Date
Chairman & CEO                           President & COO
ENGlobal Corporation                     ENGlobal Corporation